Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX REPORTS FISCAL 2013 FOURTH QUARTER AND

FULL-YEAR FINANCIAL RESULTS

Irvine, CA, November 7, 2013 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuits and assemblies, today reported financial results for its fiscal fourth quarter and full-year ended September 30, 2013. Net sales in the fourth quarter of fiscal 2013 were $188.3 million, down 7 percent from net sales of $201.6 million in the same quarter last year primarily due to lower net sales to a key customer, partially offset by a $12.5 million increase in net sales to the Company’s newer customers.

Gross margin during the fourth quarter of fiscal 2013 was (3.2) percent, compared to 5.8 percent for the same period in the prior year. The decline was primarily driven by under-absorbed overhead as a result of the reduced net sales level and manufacturing capacity added in the last year. The Company also recorded a $4.6 million inventory write-down primarily as a result of inventory that became unusable due to a customer specification change and inventory that became excess as a result of reduced demand from another customer that is currently undergoing a business transition.

Net loss for the fourth quarter of fiscal 2013 was $18.5 million, or $0.77 per share, compared to breakeven net income for the same period in the prior year.

The Company generated $3.9 million in cash flows from operating activities during the fourth quarter of fiscal 2013 and $73.4 million during fiscal 2013. Cash and cash equivalents increased $22.8 million during fiscal 2013 to $105.2 million, or $4.40 per share, at September 30, 2013. The Company continues to maintain a strong balance sheet with no debt.

Commenting on the fiscal fourth quarter results, Reza Meshgin, Chief Executive Officer of MFLEX said, “Though we saw a sequential rebound in net sales in the fiscal fourth quarter, our revenue results were below our guidance range due to a later start-up for some of our new programs

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and a reduction in orders from a key customer that is currently undergoing a business transition. The reduced net sales, coupled with the inventory write-downs, resulted in gross margin below our expectations.”

Fiscal Year 2013 Financial Highlights

Net sales for fiscal 2013 were $787.6 million, compared to $818.9 million in fiscal 2012. Net loss for fiscal 2013 totaled $65.5 million, or $2.74 per share. The results were impacted by lower net sales to two key customers, overhead under-absorption due to the lower net sales and additional manufacturing capacity, and specific inventory write-downs primarily the result of unusable components and late specification changes for certain programs. In addition, during fiscal 2013 the Company incurred an after-tax goodwill impairment charge of approximately $6.2 million and an after-tax stock-based compensation expense of $6.9 million primarily resulting from the change in control that was triggered by the acquisition of the Company’s majority shareholder, WBL Corporation Limited. This compares to fiscal 2012 net income of $29.5 million, or $1.22 per diluted share.

Non-GAAP Results

A reconciliation of GAAP net (loss) income and net (loss) income per share to non-GAAP net (loss) income and net (loss) income per share is provided in the table at the end of this press release.

Outlook

For the first quarter of fiscal 2014, the Company expects net sales to be between $190 and $220 million and approximately breakeven gross margin based on production build plans, projected net sales volume and anticipated product mix.

Commenting on the Company’s business outlook, Mr. Meshgin noted, “We expect a sequential increase in net sales in the fiscal first quarter, however our outlook has moderated since our last report. In addition to the expected decline from our customer that is undergoing a business transition, we are also being impacted by weaker end-market demand for certain programs. In light of the reduced net sales expectations, we are evaluating both our new business opportunities and capacity needs in order to return the business to profitability. We continue to solidify our relationships with our newer customers and expect net sales from this group to continue to grow. We are aggressively pursuing new customer and product opportunities to diversify our revenue streams, improve our gross margin and support our long-term growth objectives. In the meantime, we continue to maintain a very solid financial foundation with positive cash flow, over $105 million in cash and no debt, to support us through this transition period.”

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Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its fiscal 2013 fourth quarter and full-year financial results. The dial-in number for the call in North America is 1-877-941-2332 and 1-480-629-9821 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4646136.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuits and assemblies to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners, personal computers and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenue; net sales; sales volumes; net income; profitability; gross margins; revenue growth; cash flow; overhead absorption; forecasts; impairment charges and asset write-downs; demand for our end customers’ programs; expansion and diversification of the Company’s customer base and product base; labor costs; new customer opportunities; customer relationships; inventory levels; production build plans; program allocation from our end customers; product mix; and the

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ramping and launch of new programs. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “forecast,” “guidance,” “preliminary,” “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “look,” “see,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy and seasonality on the demand for electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; demand for the Company’s products; the Company’s market share in its customers’ programs; product mix; the Company’s ability to develop and deliver new technologies; the Company’s effectiveness in managing manufacturing processes, inventory levels, costs and yields; the ramping and launch of new programs; currency fluctuations; pricing pressure and the Company’s ability to remain cost competitive; the Company’s ability to manage quality assurance; the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans; asset write-downs and impairment charges; utility, material and component shortages; the impact of natural disasters, competition and technological advances; the outcome of tax audits; labor issues in the jurisdictions in which the Company operates; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and its Annual Report on Form 10-K to be filed for the year ending September 30, 2013. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Net sales	$188,254	$201,587	$787,644	$818,932
Cost of sales	194,308	189,797	788,774	736,241

Gross (loss) profit	(6,054)	11,790	(1,130)	82,691
Operating expenses:
Research and development	1,964	1,405	7,776	7,615
Sales and marketing	5,795	5,841	22,720	24,457
General and administrative	4,504	4,503	17,118	19,839
Stock-based compensation expense resulting from change in control	—	—	9,582	—
Impairment and restructuring	—	—	7,537	(2,468)

Total operating expenses	12,263	11,749	64,733	49,443

Operating (loss) income	(18,317)	41	(65,863)	33,248
Other income (expense), net:
Interest income	323	288	727	1,352
Interest expense	(126)	(114)	(487)	(555)
Other income (expense), net	774	(206)	1,002	1,656

(Loss) income before income taxes	(17,346)	9	(64,621)	35,701
(Provision for) benefit from income taxes	(1,125)	2	(910)	(6,216)

Net (loss) income	$(18,471)	$11	$(65,531)	$29,485

Net (loss) income per share:
Basic	$(0.77)	$0.00	$(2.74)	$1.24
Diluted	$(0.77)	$0.00	$(2.74)	$1.22
Shares used in computing net (loss) income per share:
Basic	24,047	23,760	23,898	23,783
Diluted	24,047	24,042	23,898	24,077

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2013	September 30, 2012
Cash and cash equivalents	$105,150	$82,322
Accounts receivable, net	132,247	165,408
Inventories	86,853	124,770
Other current assets	17,265	19,217

Total current assets	341,515	391,717
Property, plant and equipment, net	244,056	274,886
Other assets	24,643	29,807

Total assets	$610,214	$696,410

Accounts payable	$166,474	$199,737
Other current liabilities	32,486	36,111

Total current liabilities	198,960	235,848
Other liabilities	19,063	18,573
Stockholders’ equity	392,191	441,989

Total liabilities and stockholders’ equity	$610,214	$696,410

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Cash flows from operating activities
Net (loss) income	$(18,471)	$11	$(65,531)	$29,485
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	14,127	12,985	58,154	53,082
Deferred taxes	385	146	(2,523)	(2,290)
Stock-based compensation expense	603	596	13,612	4,900
Excess tax benefit related to stock option exercises	—	(102)	(29)	(177)
Asset impairments	—	—	7,537	—
Restructuring asset recoveries	—	—	—	(2,468)
(Gain) loss on disposal of equipment	(41)	181	(1,702)	(516)
Changes in operating assets and liabilities	7,329	(28,027)	63,852	(13,733)

Net cash provided by (used in) operating activities	3,932	(14,210)	73,370	68,283
Cash flows from investing activities
Purchases of property and equipment	(11,388)	(31,433)	(47,333)	(86,077)
Proceeds from sale of equipment and assets held for sale	404	—	2,764	11,471

Net cash used in investing activities	(10,984)	(31,433)	(44,569)	(74,606)
Cash flows from financing activities
Excess tax benefit related to stock option exercises	—	102	29	177
Tax withholdings for net share settlement of equity awards	(692)	(19)	(3,454)	(1,131)
Proceeds from exercise of stock options	(1)	6	607	168
Repurchase of common stock	(473)	—	(2,090)	(8,844)

Net cash (used in) provided by financing activities	(1,166)	89	(4,908)	(9,630)
Effect of exchange rate changes on cash	(727)	445	(1,065)	385

Net (decrease) increase in cash	(8,945)	(45,109)	22,828	(15,568)
Cash and cash equivalents at beginning of period	114,095	127,431	82,322	97,890

Cash and cash equivalents at end of period	$105,150	$82,322	$105,150	$82,322

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Multi-Fineline Electronix, Inc.

Selected Non-GAAP Financial Measures and Schedule Reconciling Selected Non-GAAP Financial Measures to Comparable GAAP Financial Measures

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
GAAP net (loss) income	$(18,471)	$11	$(65,531)	$29,485
Stock-based compensation expense	603	596	13,612	4,900
Impairment and restructuring	—	—	7,537	(2,468)
Income tax effect of non-GAAP adjustments	(214)	(159)	(5,966)	(584)

Non-GAAP net (loss) income	$(18,082)	$448	$(50,348)	$31,333

GAAP diluted net (loss) income per share	$(0.77)	$0.00	$(2.74)	$1.22
Effect of stock-based compensation, net of tax on diluted net (loss) income per share	0.02	0.02	0.37	0.14
Effect of impairment and restructuring, net of tax on diluted net (loss) income per share	—	—	0.26	(0.06)

Non-GAAP diluted net (loss) income per share	$(0.75)	$0.02	$(2.11)	$1.30

Weighted-average diluted shares used in calculating non-GAAP diluted net (loss) income per share	24,047	24,042	23,898	24,077

Use of Non-GAAP Financial Information

To supplement the condensed consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures (non-GAAP net income and non-GAAP diluted net (loss) income per share) that exclude certain charges and gains. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from GAAP net income and diluted net (loss) income per share in calculating these non-GAAP financial measures are as follows: (a) stock-based compensation expense including additional expense resulting from the change in control that was deemed to occur under the terms of the Company’s stock incentive plan following the acquisition of the Company’s majority shareholder, WBL Corporation Limited; and (b) impairment and restructuring activities, including goodwill impairment charges and recoveries on sale of previously impaired assets.

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Multi-Fineline Electronix, Inc.

Product Mix

	Three Months Ended September 30,
	2013	2012
Smartphones	78%	66%
Tablets	15%	27%
Consumer Electronics	6%	5%

Multi-Fineline Electronix, Inc.

Key Customer Revenue Contribution

	Three Months Ended September 30,
	2013	2012
“OEM C”	73%	86%
“OEM D”	6%	6%

For competitive and customer confidentiality reasons, the Company does not disclose its customers by name.

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